                            ----------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                      AMERICAN RESIDENTIAL SERVICES, INC.
                                (Name of Issuer)

                            ----------------------

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)

                            ----------------------

                                  028911 10 5
                                 (CUSIP Number)


                            ----------------------

                            CONSOLIDATION EXPERTS LP
                        5051 WESTHEIMER ROAD, SUITE 1890
                           HOUSTON, TEXAS 77056-5604
                                 (713) 572-1833

                      (Name, Address and Telephone Number
                    of Person Authorized to Receive Notices
                              and Communications)

                            ----------------------

                                 MARCH 26, 1999
            (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a
                    statement on Schedule 13G to report this
                              acquisition that is
                the subject of this Schedule 13D, and is filing
               this schedule because of Rule 13d-1(b)(3) or (4),
                         check the following box: [ ].


                            ----------------------

                              Page 1 of 11 Pages.

                                                            Page 2 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              Consolidation Experts LP
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              OO

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              0
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,128 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .13% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
===============================================================================

                                                             Page 3 of 11 Pages
===============================================================================
CUSIP NO.: 028911 10 5

                                  SCHEDULE 13D
===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              Consolidation Experts LLC
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              OO

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              0
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              30 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.00%* (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
===============================================================================

*Less than 0.01%.

                                                             Page 4 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              C. Clifford Wright, Jr.
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              200,456
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              200,456
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              445,783 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.81% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
===============================================================================

                                                             Page 5 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              William P. McCaughey
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              200,730
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              200,730
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              331,807 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.09% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
===============================================================================

                                                             Page 6 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              Ronald R. McCann
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              202,000
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              202,000
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              244,000 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.54% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
===============================================================================

                                                            Page 7 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              Wes Lewis
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              320,000
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              320,000
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              320,000 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.01% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
===============================================================================

                                                             Page 8 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              A. Jefferson Walker
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              3,166
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              3,166
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              29,766 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.19% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

               IN
===============================================================================0

                                                            Page 9 of 11 Pages

CUSIP NO.: 028911 10 5
                                  SCHEDULE 13D

===============================================================================
      1       NAME OF REPORTING PERSON; S.S. OR IRS IDENTIFICATION NUMBER

              Rosario P. Schembari
-------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [XX]
              (b) [  ]
-------------------------------------------------------------------------------
      3       SEC USE ONLY


-------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              PF

-------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
-------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
-------------------------------------------------------------------------------
      7       Sole Voting Power

              5,085
-------------------------------------------------------------------------------
      8       SHARED VOTING POWER

              0
-------------------------------------------------------------------------------
      9       SOLE DISPOSITIVE POWER

              5,085
-------------------------------------------------------------------------------
     10       SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              31,753 (See Item 5)
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES

              [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.20% (See Item 5)
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

               IN
===============================================================================

                                                            Page 10 of 11 Pages

                                AMENDMENT NO. 1
                          TO STATEMENT ON SCHEDULE 13D

         This Amendment No. 1 to Statement on Schedule 13D is being filed by Consolidation Experts LP, Consolidation Experts LLC, C. Clifford Wright, Jr., William P. McCaughey, Ronald R. McCann, Wes Lewis, A Jefferson Walker III and Rosario P. Schembari (sometimes individually, a "Reporting Person," and collectively, the "Reporting Persons"), who may be deemed to comprise a group under Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and supplements and amends the Statement on Schedule 13D originally filed with the Commission on January 14, 1999 (the "Statement").

         This Amendment No. 1 relates to the beneficial ownership of shares of common stock, par value $.001 per share (together with associated common stock purchase rights, "Common Stock"), of American Residential Services, Inc., a Delaware corporation ("ARS"). The principal executive offices of ARS are located at Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604.

Item 4. Purpose of Transaction.

         Since filing the Statement, Consolidation Experts sold $500,000 principal amount of the Notes on the open market that were convertible into 19,608 shares of Common Stock at a conversion price of $25.50 per share.

         In addition, on March 23, 1999, ARS publicly announced that it has entered into a definitive agreement with The ServiceMaster Company ("ServiceMaster") under which ServiceMaster will acquire ARS. Under the terms of the agreement, a subsidiary of ServiceMaster will initiate a cash tender offer for all of the outstanding shares of ARS common stock at a price of $5.75 per share. Following the cash tender offer, and subject to the terms and conditions of the agreement and stockholder approval, if necessary, the ServiceMaster subsidiary will be merged with ARS and, as a result, ARS will become a wholly owned subsidiary of ServiceMaster. Based on ARS' recent stock price performance and publicly available information regarding the offer, the Reporting Persons presently intend to tender their shares in connection with the offer.

Item 5.  Interest in Securities of the Issuer

         (c) Except for the sale by Consolidation Experts of (i) $250,000 principal amount of Notes on March 26, 1999 for $230,857.64, including accrued interest, and (ii) $250,000 principal amount of Notes on April 5, 1999 for $231,210.07, including accrued interest, the Reporting Persons have not acquired or disposed of any shares of Common Stock or securities convertible into Common Stock during the past sixty days.

                                                            Page 11 of 11 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: April 7, 1999.

                               Consolidation Experts LP, by its General Partner Consolidation Experts LLC

                               By: /s/ C. Clifford Wright, Jr.
                                   ----------------------------------------
                               Name:    C. Clifford Wright, Jr.
                               Title:   Authorized Representative

                               /s/ C. Clifford Wright, Jr.
                               --------------------------------------------
                               C. Clifford Wright, Jr.

                               /s/ William P. McCaughey
                               --------------------------------------------
                               William P. McCaughey

                               /s/ Ronald R. McCann
                               --------------------------------------------
                               Ronald R. McCann

                               /s/ Wes Lewis
                               --------------------------------------------
                               Wes Lewis

                               /s/ A. Jefferson Walker III
                               --------------------------------------------
                               A. Jefferson Walker III

                               /s/ Rosario P. Schembari
                               --------------------------------------------
                               Rosario P. Schembari